Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Southern Power Company on Form S-4 of our report on the Southern Power Company financial statements as of December 31, 2001 dated May 31, 2002 and our report on the Plant Dahlberg (a wholly owned carve-out entity of Georgia Power Company) financial statements as of December 31, 2000 dated May 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the carve-out from Georgia Power Company), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 22, 2002